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                                                                    EXHIBIT 23.9




                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 28, 2000 with respect to the financial statements of TV3 Ltd., Schlieran for the period July 9, 1999 to December 31, 1999 which report appears in the annual report on Form 20-F of SBS Broadcasting S.A. for the year ended December 31, 1999, and in the Form 8-K of United Pan-Europe Communications N.V. dated April 19, 2000, which is incorporated by reference in the Form S-4 of United Pan-Europe Communications N.V. dated May 12, 2000.


                              /s/ ATAG Ernst & Young Ltd.




May 12, 2000
Zurich, Switzerland